Exhibit 10.2

Agreement for Modification of Joint Venture Rights & Interests.

Party A: Magnus International Resources Inc of Nevada, USA.

Party B: Geological Team 209 of Nuclear Industry of Yunnan, China.

Contract signed at: Kunming City, Yunnan Province, China

Party A: Magnus International Resources Inc. Nevada, USA.

(hereinafter referred to as "Party A")
Nature: A Company duly incorporated in the State of Nevada, USA.
Address: 101, Convention Center Drive, 7th Floor, Las Vegas, Nevada 89109
Corporate Representative: Graham R. Taylor

Party B: Geological Team 209 of Nuclear Industry of Yunnan.

(hereinafter referred to as "Party B")
Nature: An Enterprise Corporation incorporated in the Province of Yunnan, China.
Address: 182, Dongfeng Xilu, Kunming, Yunnan Province, People's Republic of China.
Corporate Representative: CHENG Huiming

Yunnan Longteng Mining Co. Ltd (hereinafter referred to as "Longteng")
A Joint Venture formed by Party A and Party B on September 29, 2004 in the City of Kunming, Yunnan Province, China. Registered Capital is Three Million and Ten Thousand US Dollars (US$3,010,000). Main business is in risk prospecting of solid minerals. Party A, with Graham R. Taylor as Corporate Representative, is the sole contributor of business capital and enjoys 90% of the Company's rights and interests. Party B enjoys 10% of the Company's rights and interests. Office Address: Rm 2708, Bldg A, Dushi Mingyuan. 98, Fuchun Jie, Renmin Zhonglu, Kunming, China. Mining rights owned: Exploration right in "General Survey of Gold and Copper Mines in the Sujiayakou Village, Weilian Village and Ma'anshan Districts of Huidong County of Sichuan Province".

Yunnan Western Mining Co. Ltd (hereinafter referred to as "Western")
A Joint Venture formed by Party A and Party B on May 14, 2004 in the City of Kunming, Yunnan Province, China. Registered Capital is Three Million and Ten Thousand US Dollars (US$3,010,000). Main business is in risk prospecting of solid minerals. Party A, with Graham R. Taylor as Corporate Representative, is the sole contributor of business capital and enjoys 90% of the Company's rights and interests. Party B enjoys 10% of the Company's rights and interests. Office Address: Rm 314, 182, Dongfeng Xilu, Kunming, China. Mining rights owned: Exploration right in "General Survey of Gold Mines in Mengdan District of Santaishan Village, Luxi, Yunnan Province".

Party A, after prospecting in the exploration area of the "General Survey of Gold Mines in Mengdan District of Santaishan Village, Luxi, Yunnan Province" under Western, is of the opinion that this area is not likely to become a mine, and is willing to relinquish the 90% of rights and interests that it owns in Western. Party B thinks that there is great difficulty in working with Party A in prospecting for the exploration right in the "General Survey of Gold and Copper Mines in the Sujiayakou Village, Weilian Village and Ma'anshan Districts of Huidong County of Sichuan Province", and is therefore willing to relinquish the 10% of rights and interests that it owns in Longteng. Party A and Party B, after sufficient consultations, have reached this Agreement with the following terms concerning the relinquishment and transfer of some of the Company rights and interests:

1.      Modification of Rights and Interests.
  Party A will relinquish the 90% of rights and interests that it owns in Western and will transfer them to Party B. Party B will relinquish the 10% of rights and interests that it owns in Longteng and will transfer them to Party A.

  After the rights and interests have been modified, Party A will independently own all the rights and interests of Longteng, which will continue to own the exploration right in "General Survey of Gold and Copper Mines in the Sujiayakou Village, Weilian Village and Ma'anshan Districts of Huidong County of Sichuan Province". Party B will independently own all the rights and interests of Western, which will continue to own the exploration right in "General Survey of Gold Mines in Mengdan District of Santaishan Village, Luxi, Yunnan Province".

  When the relevant documents that arise at the time this Agreement takes effect as well as after this Agreement takes effect are examined and approved by the relevant government departments, the original cooperation Contracts (including the supplementary Contracts) signed by Party A and Party B concerning Longteng and Western will terminate; the Company Constitutions will be nullified and the Prospecting Agreements will also terminate. After this Agreement takes effect, the two Parties shall work together to draft, modify and alter the relevant documents of Longteng and Western in the shortest possible time, and to apply to the Commerce Department and other relevant government business and industrial departments for approval.

2.      Payment of Fees.

Party B has done tremendous amount of work during the start and operation of Longteng and Western. For this, Party A is willing to pay Party B One Million RMB as compensation for the work done. Such payment is to be made within ten days after all the documents submitted to government departments receive approval.

3.      Placement of Staff and Management of Financial Matters.
  Due to difficulties in obtaining financing, Longteng and Western ceased all exploration work on November 30, 2006 and the two Companies underwent re-structuring. Except for staff required to stay at the offices and other field workers on duty who will keep working until the end of the month in which this Agreement is signed, all other staff worked until November 30, 2006.

  Within ten days after this Agreement takes effect, Party A will pay in full all the wages and benefits to the staff of Party B who worked at Longteng and Western before December 1, 2006, in accordance with the original wage scale. (See Addendum #2)

  Within ten days after this Agreement takes effect, Party A will in accordance with relevant Chinese laws pay compensation to Party B's staff at Longteng and Western who stopped working on November 30, 2006. Such compensation shall equal one month's full pay and benefits according to the wage scale during their employment. (See Addendum #2)

  Within ten days after this Agreement takes effect, Party A will pay to Party B's remaining office staff  and other field workers on duty the full salary and benefits that they have earned, including the month in which this Agreement is signed and the previous months, according to the original wage scale during their employment. (See Addendum #2)

  After this Agreement takes effect, Party A shall dispatch staff at its earliest convenience to verify and settle all debts owed to Party B's staff by Longteng and Western during the time such staff worked there, such as telephone bills and allowances for business trips.

  Within ten days after this Agreement takes effect and after Party A has settled all personal debts owed to Party B's staff while working at Longteng and Western, Party B undertakes to urge such staff to return to Party A at their earliest convenience all office items under their care that belong to the two Joint Ventures. (See Addendum #3)

4.      Creditor's Rights and Debts.

  Party A shall be responsible for all the creditor's rights and debts of Longteng and Western before the relevant documents that arise after this Agreement takes effect are approved by the government departments. Party A must settle all of Western's debts before Western is transferred to Party B.

  Party A is to transfer to Party B Two Hundred Eighty Five Thousand Seven Hundred Fourteen (285714) common Magnus International Resources Inc shares listed on the US NASD OTC Bulletin Board upon forming Longteng. Party B hereby authorizes Longteng to sell, within 90 days after this Agreement takes effect, all of these shares when the price of the shares goes up to 55¢US/share, and to transfer all the proceeds to an account designated by Party B within fifteen days.

  Party A is to transfer to Party B Seventy Five Thousand (75000) common Magnus International Resources Inc shares listed on the US NASD OTC Bulletin Board upon transferring the mining right of "Nuclear Industry Team 209 Mangshi Gold Mine". Party B hereby authorizes Longteng to sell, within 90 days after this Agreement takes effect, all of these shares when the price of the shares goes up to 55¢US/share, and to transfer all the proceeds to an account designated by Party B within fifteen days.

5.      Other Matters.

  Within ten days after this Agreement takes effect and the documents are approved, Party B shall transfer to Party A all the vehicles that are under its care and that belong to the two Joint Venture Companies (Longteng and Western). Party B shall assist Party A in the transfer of ownership of the vehicles. Party A shall bear all costs incurred by Party B while caring for these vehicles, such as vehicle inspection fees and road usage fees, etc.

  After the signing of this Agreement, Party B is to assist Party A in completing the next phase of the prospecting report on the "General Survey of Gold and Copper Mines in the Sujiayakou Village, Weilian Village and Ma'anshan Districts of Huidong County of Sichuan Province"; and to assist Longteng in completing the remaining work of the exploration right for 2007 on the "General Survey of Gold and Copper Mines in the Sujiayakou Village, Weilian Village and Ma'anshan Districts of Huidong County of Sichuan Province".

  Party A shall do its best to perform the remaining work in exploration right by Western in the "General Survey of Gold Mines in Mengdan District of Santaishan Village, Luxi, Yunnan Province". This is the foundation of this Agreement. Should the exploration right collapse, this Agreement shall become null and void.

  Within ten days after this Agreement takes effect, Longteng shall transfer to Party B in full all the confidential documents under Chinese Government regulations and that are in Longteng's possession, together with all other types of information on loan from Party B because of work requirement. (See Addendum #4)

  Within ten days after this Agreement takes effect, Party A shall transfer to Party B all Western seals, ID's, prospecting results and diagrams, and all other types of printed information that are in Party A's care. (See Addendum #4)

  Within ten days after this Agreement takes effect, the two Parties shall dispatch staff to deal with the handing over and transfer.

  After this Agreement takes effect, Longteng will become solely owned by Party A. When Party A has difficulty or is incapable of completely fulfilling its obligations and duties on time under this Agreement, Longteng shall on behalf of Party A perform all of the obligations and duties to Party B.

  Yunnan Baichuan Resources Development Ltd is a subsidiary of Party B. Its rights and interests are connected to Party B. After this Agreement takes effect, Party A undertakes to urge Longteng to repay in full within three months after this Agreement takes effect all the drilling fees that it owes to Yunnan Baichuan Resources Development Ltd.

6.      Breach of Agreement and Resolution of Disputes.

A Party that is not able to perform its obligations on time is considered to have breached the Agreement. The Party that breaches the Agreement is liable for all the adverse consequences arising from the breach. During the performance of this Agreement, any disputes shall be resolved through consultations, under the principle of mutual compromise. Should consultation fail, any one Party may take legal action at the local People's Court.

7.      Validity of the Agreement and Number of Copies.

This Agreement shall take effect upon execution by the Corporate Representatives or the Authorized Agents of the two Parties. The Agreement shall cease to be valid upon fulfillment of the obligations by the two Parties. The main body of this Agreement and its Addendum have the same effect. This Agreement is to be made in sextuplicate, with each Party retaining three copies.

8.      Addendum.

#1.   One Power of Attorney for TAN Qinghua, signatory for Party A.
#2.   Two lists of fees owed to Party B's staff by Longteng and Western.
#3.   One list of office items and vehicles under the care of Party B or Party B's staff.
#4.   Six Lists of seals, ID's, documents, diagrams and printed information to be transferred to Party B by Party A.

(End of body text)

Party A: Magnus International Resources Inc. Nevada, USA.

Corporate Representative or Authorized Agent: [signature illegible]

Date: May 12, 2007

Party B: Geological Team 209 of Nuclear Industry of Yunnan.

Corporate Representative or Authorized Agent: [signature of CHENG Huiming]

Date: May 12, 2007